Power of
Attorney

      The undersigned officer of the funds listed on Exhibit A (collectively, the Funds), hereby constitutes, appoints and authorizes each of, Claudia DiGiacomo, Debra Rubano, Melissa
Gonzalez, Patrick McGuinness, Devan Goolsby,
George Hoyt, and Andrew French as true and lawful agents and attorneys-in-fact, to sign, execute and deliver on his behalf in the appropriate capacities indicated, any of the appropriate forms, any and all amendments thereto, and any and all supplements or other instruments in connection therewith, including Forms 3, 4 and 5, as appropriate, to file the same, with all exhibits thereto, with the U.S. Securities and Exchange Commission (the SEC) and the securities regulators of appropriate states and territories, and generally to do all such things in his name and behalf in connection therewith as said attorney-in-fact deems necessary or appropriate to comply with the provisions of the Securities
Act of 1933, section 16(a) of the Securities and Exchange Act of 1934 and the Investment Company
Act of 1940, all related requirements of the SEC and all requirements of appropriate states and territories. The undersigned does hereby give to said agents and attorneys-in-fact full power and authority to act in these premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with same power and authority as said agents and attorneys-in-fact would have if personally acting. The undersigned does hereby approve, ratify and confirm all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.



/s/Dino Capasso

Dino Capasso, Chief Compliance
Officer
Dated: July 1, 2024


Exhibit A
(the Funds)


PGIM Private Real Estate Fund, Inc.
PGIM Private Credit Fund
PGIM Credit Income Fund

PGIM Global High Yield Fund, Inc.
PGIM High Yield Bond Fund, Inc
PGIM Short Duration High Yield Opportunities Fund